EXHIBIT 99.1

NEWS RELEASE

Contact:

Ludger Viefhues

Chief Financial Officer

Mattson Technology, Inc.

 (510) 492-5954

MATTSON TECHNOLOGY, INC. ANNOUNCES

FIRST QUARTER 2005 RESULTS

FREMONT, Calif., April 20, 2005 — Mattson Technology, Inc. (Nasdaq: MTSN) today reported results for the quarter ended March 27, 2005.

Highlights of this report include:

•                  Delivered sixth consecutive profitable quarter.

•                  Leveraged Cyclically Flexible Enterprise business model to achieve profitability despite quarter-over-quarter decline in revenue.

•                  Expanded global customer base, penetrating new 300 millimeter Taiwanese fab.

•                  Increased market share in 2004 in RTP while achieving number one position in Strip, according to a recent industry research report.

Net sales for the current quarter were $55.1 million, down 22.9 percent from $71.4 million for the previous quarter, and up 3.7 percent from $53.1 million in the first quarter of 2004. Net sales for the first quarters of both 2005 and 2004 included royalties of $3.2 million related to the settlement of the patent infringement suit with Dainippon Screen Manufacturing Co., Ltd. (“DNS”).  Net income for the current quarter was $1.0 million or $0.02 per diluted share, compared with $15.7 million or $0.30 per share for the previous quarter, and $3.3 million or $0.07 per share for the first quarter of 2004.

Gross margin for the current quarter was 40.5 percent, down 3.7 percentage points from 44.2 percent for previous quarter, and down 1.7 percentage points from 42.2 percent for the first quarter of 2004. Operating expenses for the current quarter decreased to $21.0 million from $23.4 million for the previous quarter as a result of improved expense management.  Operating expenses for the current quarter were $2.8 million higher than the $18.2 million reported for the first quarter of 2004 as that quarter included a non-recurring expense reimbursement of $1.2 million for an R&D project. Operating expenses as a percentage of net sales were 38.1 percent for the current quarter, compared with 32.8 percent for the previous quarter and 34.2 percent in the first quarter of 2004.

Shipments for the current quarter were $52.3 million, down 27.1 percent from $71.7 million for the previous quarter, and up 1.2 percent from $51.7 million for the first quarter of 2004. Net bookings for the current quarter were $41.4 million, down 28.1 percent from $57.6 million for the previous quarter, and down 29.5 percent from $58.7 million for the first quarter of 2004.  Net bookings in the current quarter resulted in a book-to-bill ratio of 0.79 to 1. Deferred revenues (which represents unrecognized revenues and pre-paid royalties received from DNS) were $28.0 million at the end of the current quarter compared with $30.3 million at the end of the previous quarter, and $43.6 million at the end of the first quarter of 2004.

Cash, cash equivalents, short-term investments and restricted cash at the end of the current quarter were $83.8 million, down $8.9 million from $92.7 million at the end of the prior quarter, and down $19.8 million from $103.6 million at the end of the first quarter of 2004.

“This quarter marks the first in the company’s history in which we maintained profitability despite a decrease in revenue from the previous quarter,” said David L. Dutton, president and chief executive officer of Mattson

Technology. “This validates that we are successfully leveraging our Cyclically Flexible Enterprise business model to generate shareholder value through changing industry cycles.”

“Our continued investments in technology have resulted in share gains in both of our key market segments. We achieved the number one position in the dry strip market in 2004, with a 34.3 percent market share and were the second largest RTP supplier with a 16.7 percent market share, according to a recent industry research report. With our leading technology and market share positions, best-of-breed products and growing loyal customer base, we believe that we are well-positioned for future growth and are optimistic about Mattson’s prospects for the rest of 2005,” Dutton concluded.

Attached to this news release are preliminary unaudited condensed consolidated statements of operations and balance sheets.

Forward-Looking Guidance: New order bookings in the second quarter of 2005 are expected to range between $37 million and $42 million. Second quarter 2005 revenues are expected to range between $53 million and $57 million. Gross margin in the second quarter is expected to be in the range of approximately 40 percent to 45 percent.

On Wednesday, April 20, 2005, at 5:30 PM Eastern Time (2:30 PM Pacific Time), Mattson will hold a conference call to review the following topics: first quarter of 2005 financial results, current business conditions and the near-term business outlook. The conference call will be simultaneously webcast at www.mattson.com under “Investors” section. In addition to the live webcast, a replay will be available to the public on the Mattson website for one week following the live broadcast.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements regarding the company’s future prospects, including, but not limited to: anticipated bookings, revenue and margins for future periods. Forward-looking statements address matters that are subject to a number of risks and uncertainties that can cause actual results to differ materially. Such risks and uncertainties include, but are not limited to: end-user demand for semiconductors; customer demand for semiconductor manufacturing equipment; the timing of significant customer orders for the company’s products; customer acceptance of delivered products and the company’s ability to collect amounts due upon shipment and upon acceptance; the company’s ability to timely manufacture, deliver and support ordered products; the company’s ability to bring new products to market and to gain market share with such products; customer rate of adoption of new technologies; risks inherent in the development of complex technology; the timing and competitiveness of new product releases by the company’s competitors; the company’s ability to align its cost structure with market conditions; and other risks and uncertainties described in the company’s Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission. Results for the current quarter are preliminary and subject to adjustment.  The company assumes no obligation to update the information provided in this news release.

About Mattson Technology, Inc.

Mattson Technology, Inc. is the leading supplier of dry strip equipment and the second largest supplier of rapid thermal processing equipment in the global semiconductor industry. The company's strip and RTP equipment utilize innovative technology to deliver advanced processing performance and productivity gains to semiconductor manufacturers worldwide for the fabrication of current- and next-generation devices. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, Calif. 94538.  Telephone: (800) MATTSON/(510) 657-5900.  Fax: (510) 492-5911. Internet: www.mattson.com.

(consolidated financial tables follow)

MATTSON TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 27,	December 31,	March 28,
	2005	2004	2004
Net sales	$55,065	$71,447	$53,125
Cost of sales	32,789	39,861	30,717
Gross margin	22,276	31,586	22,408
Operating expenses:
Research, development and engineering	6,313	7,099	4,896
Selling, general and administrative	14,175	15,882	12,947
Amortization of intangibles	500	444	328
Total operating expenses	20,988	23,425	18,171
Income from operations	1,288	8,161	4,237
Interest and other income (expense), net	(412)	1,682	(654)
Income before income taxes	876	9,843	3,583
Provision (benefit) for income taxes	(112)	(5,810)	269
Net income	$988	$15,653	$3,314
Net income per share:
Basic	$0.02	$0.31	$0.07
Diluted	$0.02	$0.30	$0.07
Shares used in computing net income
per share:
Basic	51,344	50,817	47,463
Diluted	52,812	52,295	49,275

MATTSON TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 27,	December 31,	March 28,
	2005	2004	2004
	(unaudited)	(1)	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$79,375	$89,653	$80,185
Short-term investments	3,915	2,488	22,900
Restricted cash	512	511	509
Accounts receivable, net	57,395	58,288	50,794
Advance billings	18,840	16,793	24,414
Inventories	44,243	43,509	35,841
Inventories - delivered systems	6,074	5,258	8,540
Prepaid expenses and other assets	12,159	11,233	12,182
Total current assets	222,513	227,733	235,365
Property and equipment, net	25,601	27,396	17,058
Goodwill	24,451	24,451	8,239
Intangibles, net	12,397	12,897	2,298
Other assets	1,108	950	1,044
Total assets	$286,070	$293,427	$264,004

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$21,560	$19,122	$26,076
Accrued liabilities	41,038	47,705	59,939
Deferred revenue	27,961	30,313	43,555
Total current liabilities	90,559	97,140	129,570

Long-term liabilities:
Deferred income taxes	4,711	4,901	875
Total long-term liabilities	4,711	4,901	875

Total liabilities	95,270	102,041	130,445

Stockholders’ equity:

Common stock	52	52	50
Additional paid-in capital	612,038	610,690	592,796
Accumulated other comprehensive income	13,105	16,027	9,307
Treasury stock	(2,987)	(2,987)	(2,987)
Accumulated deficit	(431,408)	(432,396)	(465,607)
Total stockholders’ equity	190,800	191,386	133,559
	$286,070	$293,427	$264,004

(1)          Derived from audited financial statements